FREE STATE HEALTH PLAN, INC.
                             IPA SERVICE AGREEMENT


         This Agreement is made and entered into on the 1st day of November 1995, by and between Free State Health Plan, Inc., a corporation organized under the laws of the State of Maryland, (hereinafter referred to as "HMO") and Doctors Health System, (hereinafter referred to as "IPA"), a legal entity organized under the laws of the State of Maryland and performing the function of an individual practice association as described in the Federal Health Maintenance Organization Act of 1973, as amended, and the regulations promulgated thereunder.

         WHEREAS, HMO is in Maryland a state licensed and federally qualified health maintenance organization under the Maryland Health Maintenance Organization Act and the Federal Health Maintenance Organization Act of 1973 as amended; and

         WHEREAS, IPA is an individual practice association which has as one of its objectives the delivery or arranging for the delivery of basic health services to those who enroll in the HMO (hereinafter called "Members"); and

         WHEREAS, IPA has entered into arrangements or contracts with health professionals, a majority of whom are licensed to practice medicine, surgery or osteopathy in the State of Maryland; and

         WHEREAS, IPA desires to enter into a written service agreement with HMO to arrange for the provision of basic health services to the Members of the HMO.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein stated, it is agreed by and between the parties hereto as follows:

                               Article I - GENERAL

         A. Purpose. The purpose of the HMO is to offer prepaid health care benefits through a coordinated system of arrangements with health care providers that will afford a reasonable choice of primary care physicians, assure access to medical services and health care resources and monitor the quality of health care provided to the HMO subscribers and their families, in groups or as individuals.

         B. HMO Service Area. Subject to approval by the U.S. Department of Health and Human Services ("DHHS") and the Maryland Department of Health and Mental Hygiene, and subject to the HMO's ability to arrange for the services, the service area will consist of the entire State of Maryland.

         C. IPA Service Area. The service area designated (see Attachment A for detailed description) is used as an enrollment guideline by the HMO and as the criteria by which an emergency room visit will be categorized as in-area or out-of-area. The HMO will screen applications to determine the ability of the applicant to use the IPA properly and efficiently. The applicant's place of residence, place of employment, marital status and access to transportation to the IPA will be considered in the screening process.

         D. Relationship of IPA and HMO. Each party to this Agreement retains its own identity and full autonomy in carrying out its responsibilities under the Agreement and in the management of its affairs. Neither party shall act as the agent or employee of the other party except as specified in this Agreement. Except as specifically provided herein, neither the IPA nor the HMO is authorized to bind the other with third parties. Neither the IPA nor the HMO shall be liable to any other party for any act, or failure to act, of the other party to this Agreement.

         E. Malpractice Liability. Neither the IPA nor HMO shall be liable for the expense of defending any action for alleged professional malpractice against the other, or for any costs resulting from the loss of such lawsuit. Both HMO and IPA agree for themselves, their successors and assigns that if the act of one results in any claim, demand, loss, damage or liability upon or to the other then, and in that event, the party whose act causes such claim or liability shall indemnify and hold harmless the other party which is made or held liable thereby. However, neither the IPA nor the HMO limits its right to file a cross or counterclaim or implead the other as a third party defendant in such a suit. It shall be the responsibility of the IPA, each physician and other health professional who is an independent contractor with the IPA to maintain, in force, policies of malpractice as described in Article IV, Section O herein.

                            Article II - DEFINITIONS

         A. "Physician" - means a Primary Care Physician, Specialist Physician or Consulting Physician as defined in paragraphs B, C and E below.

         B. "Primary Care Physician" - means any physician (usually a general practitioner, internist, pediatrician, or family practice physician) who is an employee of, shareholder of, or under contract with IPA and who has entered into an arrangement with IPA to provide certain basic health services to Members.

         C. "Specialist Physician" - means a physician (usually either Board certified or Board eligible in a medical or surgical sub-specialty) who is an employee of, shareholder of, or under contract with IPA and who has entered into an arrangement with IPA to provide certain specialist health services to Members.

         D. "IPA Physician" - means a physician who is either a Primary Care Physician, or a Specialist Physician who is an employee or shareholder of IPA.

         E. "Consultant Physician" - means a physician who is neither a shareholder nor employee of IPA, but who has entered into a written agreement with IPA to accept referrals of Members from Primary Care Physicians and provide certain specialist services.

         F. "Emergency Services" - means those health care services that are provided in a hospital emergency facility after the sudden onset of a medical condition that manifests itself by symptoms of sufficient severity, including severe pain, that the absence of immediate medical attention could reasonably be expected by a prudent layperson, who possesses an average knowledge of health and medicine, to result in:

                  1.       Placing the patient's health in serious jeopardy;
                  2.       Serious impairment to bodily functions; or
                  3.       Serious dysfunction of any bodily organ or part.

         G. "Member or Enrollee" - means any person enrolled in the prepaid program of the HMO who has selected the IPA as his/her provider of Medical Services.

                       Article III - HMO RESPONSIBILITIES

         A. Administration of Agreement. The HMO agrees to perform or have performed all necessary accounting, marketing, enrollment, information management, data reporting and other functions appropriate to the administration of the HMO and this Agreement. However, the internal administrative tasks of the IPA necessary to support their responsibilities under this Agreement and all functions relating thereto shall be performed by the IPA. Allowance for administrative costs are included in the capitation payment set forth in Attachment B, Compensation to IPA, annexed hereto.

         B.  Benefit  Determinations.  The  HMO  retains  authority  and
responsibility,   after  appropriate consultation  with IPA,  to make all
benefit determinations. All communication to Members regarding benefit determinations, bills, and other matters relating to the HMO shall be made by HMO exclusively. All benefit determinations and communications with Members shall be made by HMO in a timely fashion.

         C. Medical Services - Exclusive Domain of IPA. The HMO agrees not to intervene in any manner in the rendition of medical service by the IPA, it being agreed that the IPA shall have the sole responsibility in connection therewith and that nothing contained herein shall interfere with the professional relationship between an HMO Member and his/her Physician. Under no circumstances shall a decision by HMO to deny benefits hereunder (pursuant to Article III. B.) be deemed an interference with the relationship between HMO Member and Physician.

         D. Collection of Premiums and Other Income. The HMO agrees to collect all premiums and other items of income to which the HMO is entitled except for any copayments which may be required of Members at the time of service. Such copayments, if any, will be collected by IPA when medical services requiring copayments are rendered. Cancellation of enrollment for persons who fail to make copayments will be solely at discretion of HMO. HMO agrees to give consideration to recommendations by IPA related to disenrollment.

         E. Coordination of Benefits. IPA shall establish and implement a system for coordination of benefits in accordance with those rules established under HMO's Group Medical and Hospital Service Agreement. IPA shall identify and inform HMO of Members for whom coordination of benefits opportunities exist. HMO hereby authorizes IPA to seek payment, on a fee-for-service basis or otherwise, from any insurance carrier, organization, or government agency which is primarily responsible for the payment or provision of professional Health Care Services provided by IPA under this Agreement which can be recovered by reason of coordination of benefits, motor vehicle injury, workmen's compensation, temporary disability, occupational disease, or similar exclusionary or limiting provisions, to the extent authorized by Medical and Hospital Service Agreement and not otherwise prohibited by law. For other services which are Plan Benefits, HMO shall seek such payments. Both parties agree to exchange coordination of benefits information on Members in a manner that will allow each party to maximize coordination of benefits recoveries under this Section.

         F. Compensation to IPA. The amount and conditions of all compensation to be paid to the IPA during the term of the contract are set forth in Attachment B annexed hereto.

         G. HMO Medical Director. For the purposes of determining benefits to be provided by IPA to HMO Members under this Agreement, HMO shall appoint a Medical Director who will perform the following functions, in consultation with IPA's Medical Director:

                  1. Review and approve existing referral procedures and documentation of those procedures for Specialty Physician services prior to the signing of and any changes to this Agreement;

                  2. Review and approve existing criteria and procedures comprising a Quality Assurance, peer and utilization review system for IPA prior to the signing of and any changes to this Agreement;

                  3. Review and approve, for the purposes of payment, all elective hospital admissions, outpatient surgery, DME, home health or any other equipment or services paid by HMO directly (not covered by capitation). IPA agrees that all elective admissions shall be pre-certified and authorized by the HMO Medical Director prior to admission, and that the cost of any elective inpatient hospital admission made without being pre-certified may be deducted from subsequent capitation payments to IPA or recovered by any other means necessary. HMO shall give IPA not less than thirty (30) days prior written notice of its intent to deduct the cost of such hospital admissions from capitation payments to IPA, during which period the parties will attempt to resolve any dispute related to such proposed deduction. The sanctions provided for under this paragraph 3 shall not be invoked by HMO in cases where the uncertified elective inpatient hospital admission is found to have been appropriate, unless IPA's failure to obtain precertification becomes recurring and habitual in which case said sanctions will be applied;

                  4. Review qualifications for all providers utilized by IPA;

                  5.       Serve as Chairman of the Medical Advisory Committee;

                  6. Monitor ongoing compliance of IPA providers with procedures and practices approved by Medical Advisory Committee;

                  7.       In consultation  with IPA, HMO Medical  Director
shall have final   authority  to  select  and  contract  with  Physician
Specialists and Consultants for services not covered by capitation but for which IPA shares risk; and

                  8. Any approval by HMO's Medical Director required under paragraphs 1 and 2 of this Section III G shall not be unreasonably withheld or unreasonably delayed.

         H. Public and Governmental Relations. The HMO shall be solely responsible for the advertising and promotion, public relations and governmental requirements relating to this Agreement, specifically including assuring compliance with applicable laws and regulations relating to the organization and operation of the HMO. Such requirements shall include the satisfaction of all reporting requirements to State and Federal agencies and organizations insuring the solvency of the HMO. The IPA shall provide the HMO with all necessary information on a timely basis to meet such requirements and otherwise fully cooperate in assuring ongoing compliance with operational and reporting requirements of regulatory agencies.

         I. HMO's Professional Liability And Other Insurance. HMO, at its sole cost and expense, shall procure and maintain such policies of general liability and professional liability insurance and other insurance as shall be necessary to insure HMO and its employees against any claim or claims for damages arising by reason of personal injuries or death occasioned directly or indirectly in connection with the performance of any service by HMO, the use of any property and facilities or equipment provided by HMO, and the activities performed by HMO in connection with this Agreement. Memoranda of the above insurance policies as well as all reinsurance and insolvency policies, if any, shall be provided to IPA upon IPA's request.

HMO shall notify IPA of any malpractice claims against HMO initiated by Members who have selected IPA as their primary provider of care.

         J. Notifications. The parties agree that each will promptly notify the other in the event of any of the following, and that upon any such event, either party may, but shall not be required to, terminate this Agreement upon thirty (30) days' prior written notice to the other:

                  1. failure to maintain insurance required under this Agreement;

                  2. withdrawal or suspension of, or failure to renew, or notice of intent to withdraw, suspend, or fail to renew a certificate of authority to operate as a health maintenance organization from the Insurance Commissioner of the State of Maryland, or any other appropriate State authority;

                  3. dissolution, termination of existence, insolvency or business failure of either party, commission of an act of bankruptcy by, or appointment of a receiver or other legal representative for any part of the property of either party; or

                  4. assignment for the benefit of creditors or commencement of any proceeding under any bankruptcy or insolvency law by either party; entry of an order for relief against either party, or commencement of any proceedings under any bankruptcy or insolvency law against either party.

         K. Benefit Statements. HMO will provide IPA with a concise summary benefit description for each type of group and individual Member agreement under which IPA will be requested to render services under this Agreement. The summary statements will identify Covered Services, any and all copayments, deductibles or other charges and payments, and all exclusions, limitations or conditions applicable to Covered Services. Summary statements will be replaced or updated if modifications or amendments are made in the agreements to which they relate. HMO will supply IPA with copies of the group and individual Member agreements and any and all amendments, modifications and revisions thereto to which the summary statements relate.

         L. Utilization Reports. HMO agrees to provide IPA with information relevant to IPA generated by HMO's management information systems upon request by IPA. IPA shall provide a list of requested reports to HMO periodically and HMO shall use best efforts to provide such reports without cost to IPA; provided, however, if incremental costs are incurred in HMO for the generation of any such report, HMO and IPA shall mutually agree on reasonable reimbursement therefor.

         M. Facilities List. HMO agrees to provide IPA with a list of approved health care providers, hospitals, skilled nursing facilities, home health agencies, hospices and other health care facilities, which list shall be amended from time to time as necessary or appropriate. Said list is attached hereto as Attachment L.

                        Article IV - IPA RESPONSIBILITIES

         A. Health Care Services. IPA agrees to provide or arrange for the provision of health care services as described in Attachment C of this Agreement to each HMO Member who selects IPA as his/her provider of medical services. IPA further agrees to provide additional medical services which may be required during the course of this Agreement by State or Federal law governing the HMO, provided that the monthly capitation paid by HMO to IPA for medical services shall be adjusted by amounts mutually acceptable to the parties to cover such additional services. IPA agrees to accept from the HMO the mutually agreed upon monthly capitation payment set forth in Attachment B as payment in full for the services described in Attachment C. IPA will participate to the maximum extent possible in the home care and other alternative care programs of the HMO.

         B. Peer Review and Quality Assurance Plans. In addition to the Health Care Services to be rendered by IPA as described above, the duties of IPA hereunder shall include planning and conducting systematic peer review relating to utilization and quality of care rendered by IPA Physicians and
allied health professionals   engaged  by  IPA  including   establishment  of
an  appropriate enforcement   mechanism  for  all  final  peer  review
decisions of IPA and consultation with HMO regarding the maintenance, review, storage, and retrieval of records relating thereto. HMO (through HMO's Medical Director) and IPA shall jointly develop a format for an ongoing peer review and quality assurance plan that is consistent with the Federal HMO Law requirements. The procedures instituted by IPA shall be approved by the HMO's Medical Director. The effectiveness of the peer review and quality assurance plans shall be monitored by the HMO's Medical Director, who may request modifications to such plans when reasonably required. The peer review and quality assurance plans shall be designed in such a way that they:

                  1.       Stress  health   outcomes  to  the  extent
consistent   with  accepted   standards  of professional practices prevailing in
the service area;

                  2. Provide review by IPA Physicians of the process followed in the provision of Health Care Services;

                  3.       Utilize  systematic  data  collection  of
performance  and  patient  results,   provide interpretation of such data to the
practitioners, and institute needed changes;

                  4. Include written procedures for taking appropriate remedial action whenever it is determined that inappropriate or substandard services have been provided or that services which should have been furnished have not been provided;

                  5. Provide for a system of prior authorization by the IPA Medical Director for referrals to health professionals outside the IPA; and

                  6. The IPA agrees to adopt the Quality Assurance plan as annexed hereto in Attachment J.

         C. Selection of Primary Care Physician. IPA agrees that each Member seeking care shall be required to select a Primary Care Physician as his/her personal Primary Care Physician for coordinating his/her overall health care needs.

         D. On-Call Services. IPA agrees to provide on-call physician services 24 hours daily.

         E. Reporting Requirements. The IPA agrees to deliver to the HMO such information in the formats prescribed at such intervals as specified in Attachment D, annexed hereto. Data may be submitted in hard copy form, on computer printout or on magnetic tapes as mutually agreeable.
The HMO agrees to provide in a timely manner the IPA with any information or clarification necessary for the IPA to perform its obligations under this Paragraph E.

         F. Physician Agreements. With the exception of its employees, IPA shall enter into written service arrangements with all health professionals providing care under or by reason of this IPA Service Agreement. Such agreements, at a minimum, shall provide for the following which IPA shall also require of its employees:

                  1. The health professionals shall provide services in accordance with a compensation arrangement established by the entity;

                  2. To the extent feasible, the health professionals will share records, equipment, and professional, technical and administrative staff;

                  3. To the extent feasible, the health professionals will participate in continuing education programs arranged by the IPA; and

                  4. The health professionals will look solely to the IPA for compensation for services provided to Members, except for applicable copayments to be collected by the health professionals or IPA as the case may be. This provision shall survive the termination of this Agreement regardless of the cause of such termination.

                  5. The health  professionals  will participate in and be bound
by  HMO's  Quality  Assurance  Peer  Review,   Credentialing,   Grievance,  Risk
Management, and Utilization Review programs.

                  6. The health professionals will continue to provide medically necessary services for a period of thirty (30) days notwithstanding the inability of the HMO to pay amounts due to the IPA.

         G. Consultant or Specialty Referral Physician Agreements. The IPA agrees to identify and contract with those Physicians who are not shareholders or employees of the IPA and are needed for HMO patient consultations or referral for specialty services, by entering into written agreements with such Physicians, (a list of which is attached hereto as Attachment I),which conform to the requirements of Article IV, Section F. The HMO reserves the right, at its sole discretion, to forbid the use by IPA of a particular consultant or specialty physician from treating HMO members. The IPA will pay Consultant and Specialty Referral Physicians for services rendered and obtain appropriate patient encounter data from such Consultant or Specialty Referral Physician for IPA records and for reporting to the HMO. HMO shall provide IPA with a current list of consultants or specialty physicians selected by HMO to provide non-capitated services, which list shall be updated from time to time as appropriate or necessary.

         H. Compensation from HMO Solely. IPA shall look solely to HMO for compensation for Covered Services provided hereunder and shall at no time seek compensation from Members for such services, except for the copayments permitted under the Medical Health Benefits Certificate and Hospital Service Agreement with HMO. IPA can seek compensation from Members for non-covered services. This provision shall survive the termination of this Agreement regardless of the cause of such termination. IPA agrees that all benefit determinations shall be made by HMO and in a timely manner.

         I. Communications with Members. IPA agrees that all communications relating to benefit determinations, access, complaints and grievances and records related to such complaints shall be referred to the HMO in accordance with the Grievance Procedure set forth in Attachment E to this Agreement and referred to in Article IV, Section T for response by the HMO. Any such response by HMO shall be made in a timely manner and only after consultation with IPA. No materials, pamphlets or explanatory letters, regarding the HMO are to be distributed to Members unless approved in advance by HMO, such approval not to be unreasonably withheld.

         J. Thirty (30) Day Provision of Services. IPA will continue to provide medically necessary services for a period of thirty (30) days notwithstanding the inability of the HMO to pay the capitation amount due.

         K. Continuing Education. IPA agrees to encourage, and contribute to, the continuing education of the IPA Physicians including participation to the maximum extent possible in HMO continuing education programs.

         L. IPA Medical Director. IPA shall provide a physician who shall serve as Medical Director at each of IPA's Health Center(s). The duties of the IPA Medical Director shall include but not be limited to (a) assumption of the day-to-day administrative responsibilities with regard to IPA
Health Care Services obligations hereunder; (b) responsibility for maintenance of continuing education programs; (c) responsibility for the supervision and maintenance of medical and other records of services rendered by IPA Physicians and allied health professionals who are non-physician support personnel; (d) monitoring the quality assurance/peer review and utilization review procedures conducted in accordance with Section B of this Article IV; (e) request for clinical authorization and approval of hospital admissions and outpatient surgical procedures according to criteria developed by the HMO's Medical Director; and (f) when requested, assisting HMO's Medical Director in determining final rulings regarding the medical necessity of outpatient emergency room treatment which was not authorized by an IPA Physician. The Certification Appeals Process as outlined in the HMO Provider Services Manual is available for disputed cases.

         M. Administrative and Support Staff. IPA shall provide adequate administrative and support personnel for IPA Physicians, monitoring of coordination of benefits, and patient satisfaction. IPA will, at its sole expense, engage nurses, technicians, other non-physician support personnel, and clerical and administrative personnel reasonably required by IPA to perform its obligations under this Agreement. Selected IPA support personnel shall undergo indoctrination programs developed by HMO to facilitate administration of this Agreement.

         N. Health Center Administrator. IPA shall provide a Health Center Administrator. The Health Center Administrator shall have the primary responsibility and authority for the administrative functions of IPA's performance under this Agreement, including the coordination of health service delivery, appointment scheduling, and providing the HMO with coordination of benefits data on Members as required by Article III, Section E, above, as well as other data that the HMO may require. The Health Center Administrator shall have the responsibility for responding to HMO in a timely fashion to Member grievances/complaints regarding Health Care Services as such items are referred to him/her under HMO's procedures. If the Health Center Administrator is a health practitioner, he/she shall not have additional clinical duties after Health Center enrollment reaches 5,000.

         O. Malpractice Insurance and Liability. IPA shall provide and maintain such policies of malpractice insurance as shall be necessary to insure IPA and those health professionals who are its employees against any claim or claims for damages arising by reason of personal injuries or death occasioned directly or indirectly in connection with the performance of any service by IPA. The amounts and extent of such insurance coverage shall be at minimum at least one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) aggregate. Any reduction in such coverage shall require the approval of the HMO, such approval not to be unreasonably withheld. IPA further agrees that each Physician and other health professional contracting with IPA shall provide HMO copies of such policies of malpractice insurance as shall be necessary to insure such Physicians and other health professionals and their employees against any claim or claims for damages arising by reason of personal injury or death occasioned directly or indirectly in connection with the performance of any service by Physician or other health professional. IPA shall notify HMO of any malpractice claims pending against the IPA initiated by HMO Members. The HMO may at its sole discretion confirm with the IPA's malpractice carrier any of the aforementioned HMO malpractice claims.

         P. Roster of Providers and Credentialing. IPA agrees to maintain on record with the HMO a current schedule of the Physicians and other providers and to provide HMO a curriculum vitae, specifying at least the physician's name, specialty and board status, Maryland license number, location where services will be provided, hospital affiliation, relationship to IPA, and malpractice history, and otherwise comply with HMO's credentialing requirements. The schedule is annexed hereto as Attachment F. The IPA will use reasonable efforts to notify the HMO thirty (30) days prior to any additions, deletions or other changes to the information provided pursuant to this paragraph. With the exception of malpractice history, IPA agrees that HMO may publicize the information contained in this roster to all Members and prospective Members.

                  The HMO at its direction may delegate to the IPA the credentialing function for the IPA's physicians. The IPA is then responsible to notify the HMO promptly of any differences or changes from the initial information provided. The HMO has the right to perform (and IPA will allow) audits of the credentialing process of the IPA.

                  Except as permitted herein, HMO shall not include any description of IPA or of its facilities, services or health professionals or any reference to IPA, direct or indirect, in any HMO marketing materials or communications to Members or prospective Members without the prior written approval of IPA which approval shall not be unreasonably withheld or delayed.

         Q. Physician Requirements and Responsibilities. It is mutually agreed that IPA and its Physicians will adhere to the following requirements:

                  1. All Physicians shall be duly licensed to practice medicine or osteopathy in the State of Maryland. Evidence of such licensing shall be submitted to HMO upon request. In addition, Physicians, where appropriate, must meet all qualifications and standards for membership on the medical staff of at least one of the hospitals which has contracted with HMO and shall be required to maintain staff membership and full admission privileges in accordance with the rules and regulations of such hospital and be acceptable to such hospital and successfully qualify under HMO's physician credentialing process. Any IPA Primary, Specialty or Consultant Physician, employed or contracted, who have their privileges revoked, suspended, abridged or restricted in any way, for any reason, are forbidden from treating any HMO Members upon notification from the HMO. HMO shall enter into arrangements to obtain hospital services for Members with certain hospitals to be mutually agreed upon by IPA and HMO. A list of such hospitals shall be published in membership materials;

                  2. Physicians will have, where appropriate, a current narcotics number issued by the appropriate authority;

                  3. Except in cases of emergency or medical necessity, IPA agrees to use only those health care providers, inpatient, skilled nursing, hospitals and other facilities which have contracted with HMO. The HMO will not pay for non-capitated services when referred by IPA to providers or facilities with which the HMO does not have a valid contract and which do not appear on HMO's list of contracted providers and facilities as amended from time to time unless specifically approved in writing by HMO. Said list is attached hereto as Attachment L. Within these limitations, IPA will attempt to accommodate the requests of Members as to their choice of health professional or facility;

                  4. HMO and IPA together, shall from time to time jointly review methods and details of staffing and scheduling to ensure appropriate access at all times.

                  5. An IPA Physician will be forbidden from treating HMO Members should health care services provided by that Physician be determined to be sub-standard by the credentialing process, the HMO Quality Improvement Committee or the HMO Peer Review Committee. Physician may appeal the determination through the Grievance Procedure, an individual copy of which will be furnished upon request.

         R. Specification of Facilities and Hours of Operation. IPA agrees to maintain such facilities for such hours of operation as specified in Attachment G annexed hereto. With the exception of any increase in its hours of operation (which shall nonetheless be communicated to HMO), any additions, deletions or other changes in facilities or their hours of operation by the IPA must be communicated to HMO in writing ninety (90) days prior to becoming effective. HMO Members will not be authorized to receive care at such facilities prior to approval by HMO. IPA shall treat HMO Members on an equal basis with its other patients which shall be consistent with community HMO standards for waiting times and service access. This includes the IPA providing at its costs all handicap access as required by federal and state regulations such as interpretation services for the hearing disabled.

         S. Administrative, Accounting, and Medical Records - Confidentiality. Physicians and other health professionals shall maintain adequate medical records for Members treated by IPA Physicians and other health professionals. Subject to all applicable privacy and confidentiality requirements, such medical records shall be made available to each Physician and other health professionals treating the Member, and upon request to any proper committee of the IPA or HMO, for review to determine whether their content and quality are acceptable, as well as for peer review or grievance review.
IPA and HMO agree that medical records of Members shall be treated as confidential so as to comply with all Federal and State laws and regulations regarding the confidentiality of patient records. HMO, however, shall have the right, upon written request, to inspect, at all reasonable times, any accounting, administrative and medical records maintained by IPA pertaining to HMO, to Members and to IPA's participation hereunder subject to all confidentiality requirements. IPA and HMO agree that a request pursuant to this Article IV, Section R shall be in writing and shall identify the records or information to be reviewed. HMO shall, upon the request of IPA, provide IPA with access to HMO accounting, administrative and medical records pertaining solely to IPA's participation in HMO and pertaining to the general performance of HMO. Under no circumstances shall IPA have access to information or records of any type which pertain to the participation or performance of providers other than IPA. IPA further agrees that, in the event an examination concerning the quality of health care services is conducted by the appropriate State officials, as required by State law, IPA and Physicians shall submit in a timely fashion, any required books and records and facilitate in every way such examination.

         T. Complaint and Grievance Procedure. IPA shall cooperate with HMO in HMO's complaint and grievance procedure and shall abide by such grievance procedure, a copy of which is annexed hereto as Attachment E. It is understood that claims which relate to IPA and are subject to resolution by the HMO under the grievance procedure may, in accordance with the terms of this Agreement, be charged to IPA after full investigation under the complaint and grievance procedure. HMO has the right to recover payment of these claims through reduction of capitation payments. The IPA shall submit to the HMO complaint and grievance information to meet the requirements of DHHS and other appropriate regulatory agencies. Medical information shall be provided to the HMO as appropriate and without violation of pertinent State and Federal laws regarding the confidentiality of medical records. HMO's grievance procedure is also available to IPA for purposes of requesting disenrollment of a non-
compliant Member  (including  but  not  limited  to one who  consistently  fails
to make copayments)  or  challenging  a  benefit determination.   HMO  agrees
to give consideration to recommendations by IPA related to disenrollment or benefit determinations.

         U.       Physician-Patient  Relationship  Maintained.   Physicians
shall maintain the relationship of physician and patient with Members, without intervention in any manner by HMO or its agents or employees, and Physicians shall be solely responsible for all medical advice to and treatment of Members and for the performance of all medical services set forth in Attachment C, in accordance with accepted professional standards and practices.

         V. Physician/Member Ratios. IPA shall, at all times, maintain a sufficient number of IPA Physicians who are primary care physicians so as to ensure there shall be at least one full-time equivalent primary care IPA Physician for each 1,800 Members, adjusted for demographics of enrolled membership at the health center. IPA agrees to comply with HMO policies and protocols for the use of mid-level practitioners and the availability of physicians during health center hours of operation and after hours coverage. Any changes in these policies and protocols shall be communicated by the HMO to the IPA at least thirty (30) days prior to their implementation.

         W. General Compliance Requirements. In addition to the services to be rendered by the IPA as described above, the duties of the IPA hereunder shall include (1) planning and conducting systematic peer review relating to utilization and quality of care rendered by its Physicians, including establishment of an appropriate enforcement mechanism for all final peer review and quality assurance decisions of IPA in a manner approved by HMO (such approval not to be unreasonably withheld or delayed) and in accordance with applicable state and federal law; (2) consultation with HMO with regard to the subjects of recordkeeping, review storage and retrieval; implementation of a discharge planning system for Members admitted to hospitals under contract with HMO; (3) consultation with HMO regarding better contact and more complete working relationships among the various entities involved in HMO's program and the community; (4) consultation with HMO and advice with regard to the special characteristics and problems of the IPA and HMO as a prepaid health care plan; and (5) cooperation with the HMO in collection of Coordination of Benefits, Subrogation and Workmen's Compensation recoveries.

         X.       Compliance  With HMO Policies and  Procedures and
Consequences of Non-Compliance. IPA recognizes HMO's right to establish administrative policies and procedures and agrees to be bound by them as well as comply with all applicable state and federal laws and regulations pertaining to the practice of medicine and Health Maintenance Organizations. HMO will consult with IPA concerning any significant proposed changes in HMO's administrative policies and procedures prior to implementation of such policies and procedures.

                  HMO agrees to compensate IPA in the event any policy implemented hereunder results in IPA incurring significant additional administrative expenses. Significant additional administrative expenses shall be defined as expenses which exceed $1,000 per contract year. Such additional expenses shall be proven to HMO's satisfaction and shall be reimbursable in a manner mutually agreeable to the parties. In the event IPA fails to comply with HMO Administrative Policies and Procedures and continues to do so after receiving fifteen (15) days notice in writing from the HMO of such non-compliance, HMO shall have the right to withhold up to ten percent (10%) of the capitation owed to IPA each month until such non-compliance has been resolved or action to resolve such non-compliance has been initiated. HMO's right or resort to this remedy shall not act as a limitation on any other right of HMO, all such rights and remedies being cumulative.

         Y. Effects of Complaints/Malpractice. IPA agrees to remove a physician from the roster of physicians servicing HMO Members in the event said physician is the object of recurring Member complaints adjudicated in favor of complainant according to HMO's grievance procedures and/or malpractice claims adjudicated in favor of the complainant by the Maryland Health Claims Arbitration Office or by a court of competent jurisdiction.

         Z. Compliance with HMO Quality Improvement Program and Consequences of Non-Compliance. IPA recognizes HMO's right to establish quality assurance and service standards and agrees to be bound by them. These standards are set out in Attachment J and will be amended by HMO from time to time. In the event IPA or an individual physician (primary care or specialist) fails to comply with HMO Quality Improvement Program and continues to do so after receiving thirty (30) days notice in writing from HMO of such non-compliance, then HMO shall have the right to withhold up to ten percent (10%) of the capitation owed to IPA each month and/or restrict a physician from use by the IPA in treating HMO Members until such non-compliance has been resolved or action to resolve such non-compliance has been initiated. HMO's right or resort to this remedy shall not act as a limitation on any right of HMO, all such rights and remedies being cumulative.

         AA. Non-Payment of Authorized Services. When IPA authorizes a service for which it is financially responsible and the provider of said services invokes its statutory right to recover directly from HMO of said services, and IPA fails to make payment therefor within a reasonable time, HMO may pay for said services and deduct the amount paid from future payments to IPA under the following circumstances:

                  1. After HMO has ascertained that the service was authorized;

                  2. The person or entity rendering said service is attempting to collect payment directly from the IPA and has provided IPA with proof of past due status of the debt; and

                  3. The service was provided at least sixty (60) days prior to any such attempt at collection.

                  HMO shall apprise IPA in writing at least fifteen (15) days prior to exercising this right.

         BB. Compliance with Annotated Code of Maryland, Health General Article,
Section 19-713.2. IPA agrees to establish an Escrow Fund, obtain a Letter of Credit, or otherwise insure funds availability sufficient to satisfy IPA's obligations to external providers as defined in the Annotated Code of Maryland, Health General Sec. 19-713.2 effective July 1, 1991. IPA also agrees to provide HMO with a paid claims analysis which defines those external obligations, and will provide, on a monthly basis, throughout the term of this Agreement, a paid claims report which will enable HMO to monitor IPA's compliance with the Annotated Code of Maryland, Health General Sec. 19-713.2. IPA further agrees to comply with all terms and conditions of the Annotated Code of Maryland, Health General Sec. 19-713.2, and any regulations promulgated pursuant thereto.

         CC. HMO-USA. The HMO is affiliated with a collaboration of Blue Cross Blue Shield HMO Plans, herein referred to as HMO-USA. These Plans have established arrangements to provide certain medical services for Members traveling into another Plan's service area. The IPA agrees to participate in the HMO-USA network and provide the same level and type of care for HMO-USA members as that required by this Agreement for the HMO's Members. This includes arranging for all specialty care when necessary. The HMO will reimburse the IPA or their contractual specialty or consultant physicians using the HMO's fee schedule. Under this program, the IPA shall not seek compensation from HMO-USA members for such services, including copays.

                  Article V - JOINT OBLIGATIONS OF IPA AND HMO

         A. Cooperation and Liaison. IPA and HMO shall maintain effective liaison and close cooperation with each other to provide maximum benefits to each Member at the most reasonable cost consistent with quality standards of medical practice. IPA and HMO shall cooperate to control enrollment in HMO in order to avoid exceeding the reasonable capacity of personnel and facilities.

              Article VI - FINANCIAL ARRANGEMENTS AND RISK SHARING

         A.       Maintenance  of Records.  The HMO and IPA will maintain
records of account  for  all  financial  transactions   pertaining  to  the
HMO.  Billing, collection,   receipt  and   reconciliation  of  all  revenues
and appropriate disbursement of required monies will be recorded and maintained in accordance with accepted accounting practices. The IPA will also provide the HMO with Audited Financial Statements including all notes, schedules, and auditor opinions on an annual basis within fifteen
(15) days of receipt from the audit firm or 180 days from the end of the fiscal period, which ever occurs sooner. If the IPA fails to submit the Audited Financial Statements by the scheduled due date, the HMO shall have the right to apply the sanctions described in Article IV, Section X, unless IPA requests an extension of such due date which shall not be unreasonably withheld or delayed.

         B.       Risk  Sharing.  As  an  incentive  to  control  the  cost  to
HMO  of  providing   non-capitated (underwritten)  services under this
Agreement, the IPA and HMO shall share risk for the cost of these services in the manner set out in Attachment B.

         C. State of Maryland Performance Standards Penalties. The State of Maryland employer group contract contains specific performance standards that carry financial penalties for noncompliance. It is agreed that should the HMO be assessed penalties by the State of Maryland due to the IPA's failure to meet any or all of the aforementioned standards then IPA will be charged an amount equal to those penalties associated with their HMO Members via a reduction in capitation payments. See Attachment K for a listing of these performance and noncompliance penalties.

            Article VII - TERM OF AGREEMENT, TERMINATION AND RENEWAL

         A. Term. The [initial] term of this Agreement shall be November 1, 1995 through December 31, 1996. Both parties commit to initiate negotiating in good faith to produce a new Agreement not less than ninety (90) days prior to termination of this current Agreement. If, at the termination of this Agreement, a new Agreement has not been signed, both parties agree to abide by the terms of this Agreement until the new Agreement is consummated or for a period not to exceed three (3) months after termination, whichever is less. The parties agree that if it is the intention of either not to renew this Agreement or to seek renewal on terms significantly different from those specified herein, then said party shall give the other party a minimum of ninety (90) days prior written notice of same before the end of this Term.

         B. Termination. This Agreement may be terminated by either HMO or IPA at any time, if written notice is given at least ninety (90) days in advance of such termination. [, except during an initial term when termination may only be for cause, which is defined as the breach of a term, condition or provision of this Agreement.] Upon such termination, the rights of each party hereunder shall terminate, provided however, that such action shall not release either HMO or IPA of obligations imposed with respect to: (i) third party payors; (ii) incentive payments accrued to IPA or penalty payments due HMO (see Risk Sharing
Article VI. B.) in  connection  with existing  contracts under the HMO program;
(iii) the obligation of IPA to persons then receiving treatment; or (iv) the obligation of IPA to look solely to HMO for payment and not to attempt to collect payment from any Members. The parties agree that in the event of voluntary termination, as provided herein, the obligations of HMO and IPA shall continue in full force and effect at the capitation rate in force at the time of termination for the period remaining on group and individual Member contracts existing on the date notice of termination is given to IPA or received by HMO. HMO and IPA agree that such extension of IPA obligations hereunder shall not include obligations arising out of the renewal of existing Member contracts which become effective after the date notice of termination under this Agreement is given or the execution of new Member contracts which become effective after the date written notice of termination is sent to IPA or received by HMO.

                  This Agreement may be terminated upon the filing by HMO or IPA of a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law of any jurisdiction, now or hereafter existing, or any action by either party indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; the application by either party for, or the appointment by consent to acquiescence of, a receiver or trustee of either party for all or a substantial part of its property; the making by either party of an assignment for the benefit of creditors; the inability of either party or the admission by either in writing of its inability to pay its debts as they mature; the voluntary suspension of business by either party.

                  This  Agreement  may  be  terminated  upon  the  filing  of an involuntary petition against either party in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law of any jurisdiction, now or hereafter existing; or the involuntary appointment of a receiver or trustee of either party for all or a substantial part of its property, or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of either party and the continuance of the same undismissed, undischarged, or unbonded for a period of sixty days; then, and in any such event, the other party may declare, by written notice, that this Agreement is automatically terminated.

                          Article VIII - MISCELLANEOUS

         A. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns, and it may not be assigned, subcontracted, or otherwise delegated in a manner inconsistent with this Agreement by either party without the prior written consent of the other party except as otherwise provided herein.

         B. Headings. The headings of the various sections of the Agreement are inserted merely for the purpose of convenience and do not, expressly or by implication, limit or define or extend the specific terms of the section so designated.

         C. Maryland Law To Govern. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by the laws of the State of Maryland.

         D. Independent Contractor Status. None of the provisions of this Agreement is intended to create nor shall be designed or construed to create any relationship between IPA and HMO other than that of independent  entities contracting  with each  hereunder  solely for  effecting
the  provisions of the Agreement.   Neither  of  the  parties  hereto  nor  any
of  their
respective representatives   shall  be  construed  to  be  the  agent,  the
employer,   or representative of the other.

         E. Costs. In the event of a dispute between HMO and IPA regarding the interpretation of the contractual provisions contained in this by one party against the other then and in that event the party against whom judgment is rendered agrees to pay the reasonable legal expenses and reasonable court costs of the other.

         F. Agreement Complete. This Agreement contains all the terms and conditions agreed on by the parties hereto, and supersedes all other agreements, oral or otherwise, regarding the subject matter or parties hereto.

         G. Amendments. This Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be operative and valid, it shall be reduced in writing and signed by the HMO and IPA. Said amendments may be added in the form of additional attachments, signed by both parties, when other specific provisions are added or modified.

         H. Notice. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified mail, return receipt requested, prepaid, to HMO at:

                       Free State Health Plan, Inc.
                       c/o CFS Health Group, Inc.
                       100 S. Charles Street, Tower II, Sixth Floor
                       Baltimore, Maryland 21201

and to IPA at:         Doctors Health System
                       10451 Mill Run Circle, 10th Floor
                       Owings Mills, Maryland  21117

         I. Confidentiality of Agreement. The parties acknowledge that the terms and conditions of this agreement are of a most sensitive nature and, if disclosed, could be very damaging with respect to their competitive position. Therefore, the parties agree that neither shall disclose the terms of this Agreement (including attachments) without the prior written consent of the other. Any such disclosure shall be deemed a material breach of this Agreement and shall be cause for immediate termination of this Agreement at the option of the non-breaching party.

         J. Recoupment for Incorrect Payments. If, at any time during the term of this Agreement, HMO determines that it has made an incorrect overpayment to IPA or on IPA's behalf, HMO shall have the right, after giving the IPA thirty (30) days prior written notice, to recover from IPA the full amount incorrectly overpaid. Such recovery may be in the form of set off, withholding of future payments, or demand for repayment. HMO's right or resort to these remedies shall not act as a limitation on any other right of HMO to recover overpayments from IPA by any other means, all such means being cumulative.

                  If during the term of this Agreement IPA determines and demonstrates to HMO's satisfaction that it has received an underpayment pursuant to the terms of this Agreement, then HMO shall remit to IPA said underpayment within thirty (30) days of said demonstration.

         K. Effect on Affiliates. The terms of this Agreement shall apply, at HMO's sole election, to any health maintenance organization or other entity related to or affiliated with

HMO, including but not limited to Blue Cross and Blue Shield of Maryland, Inc., its subsidiaries, affiliates, and related entities.

         L.       HMO  as  Licensed  Controlled   Affiliate.   IPA  hereby
expressly acknowledges its understanding that this Agreement constitutes a contract between IPA and HMO that HMO is an independent corporation operating under a license from the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans (the "Association"), permitting HMO to use the Blue Cross and Blue Shield Service Mark in a portion of the State of Maryland, and that the HMO is not contracting as the agent of the Association. IPA further acknowledges and agrees that it has not entered into this Agreement based upon representations by any person other than HMO and that no person, entity, or organization other than HMO shall be held accountable or liable to IPA for any of HMO's obligations to IPA created under this

Agreement. This paragraph shall not create any additional obligations whatsoever on the part of HMO other than those obligations created under other provisions of this Agreement.

         IN  WITNESS   WHEREOF,   the   parties,   by  their   duly   authorized
representatives, have executed this Agreement the day and year set forth below their signature to be effective as stated in Article VII hereof.


ATTEST:                             FREE STATE HEALTH PLAN, INC.


                                    By:
                                              (Signature)


                                              (Print Name)

                                    Title:

                                    Date:


ATTEST:                             DOCTORS HEALTH SYSTEM

                                    By:
                                              (Signature)



                                              (Print Name)

                                    Title:

                                    Date:

                                  ATTACHMENT A

                                IPA SERVICE AREA




For purposes of this Agreement, the service area for use by the HMO as guidelines in enrolling Members and to define in-area and out-of-area emergency room visits shall be as follows:

                                  ATTACHMENT B

[OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

                                  ATTACHMENT C

                        CAPITATION HEALTH CARE SERVICES


The IPA agrees to provide the following medical services (to the extent specified in the benefit summaries provided by HMO) to each HMO Member selecting assignment to the IPA for the capitation payment as set forth in Attachment B and to collect applicable copayment amounts from the HMO Member depending on the contract in effect between HMO and its Members. The IPA is responsible for the services contained within this Attachment C resulting from any precertified hospital admissions regardless of whether they occur inside or outside of the IPA or HMO Service areas and for any in area emergency admissions. Out-of-area emergency admissions are paid by the HMO and included in the UIS pool. The IPA is also responsible to notify the site where a newborn is being enrolled (if different from the mother's) during the mother's stay in order to transfer financial responsibility for any neonatal care, otherwise the IPA will be responsible for any costs during the baby's stay including UIS charges. It is agreed that services required by government regulatory bodies such as OSHA are the financial responsibility of the regulated employers and not the HMO.

I. Professional Services (Including Any Non-Surgical Outpatient Facility Costs Associated With These Services)

         A. Surgical services in the hospital, in the office or in a licensed outpatient surgical facility, including surgical assistance where medically required and anesthesiologist services performed in connection with surgical services.

         B. Physician services for visits and examinations, including consultation time and time for personal attendance with the patient, during a confinement in a hospital or skilled nursing facility.

         C.       Physician services received in a Physician's office.

         D. Physician services in the Member's home, including time for personal attendance with the patient when determined necessary by the IPA Physician, if the Member is too ill or disabled to be seen during regular working hours at the Physician's office.

         E. Diagnostic radiological (including MRIs and CAT Scans), laboratory and other services, such as electrocardiography, electroencephalography and the use of radioactive isotope therapy. This includes pathology services related to dental cyst removal. It is agreed that preadmission testing, regardless of the billing source, is the financial responsibility of the IPA.

         F. Therapeutic radiological services, including radiation therapy and radioactive isotopes.

         G.       Physician services, materials and drugs for chemotherapy.

         H. Short-term rehabilitation services and short-term physical therapy, the provision of which the IPA Physician determines can be expected to result in the significant improvement of a Member's condition within time frame designated in Member's Health Benefit Certificate.

         I. All physician services, supplies, equipment, non-physician personnel (inpatient or outpatient) and outpatient facility charges for renal dialysis treatment provided before a Member is eligible for Title XVIII benefits and any of these services not reimbursed after the Member is eligible for Title XVIII benefits.

         J. Oral surgical services for the following limited procedures whether provided in an inpatient or outpatient setting:
                  traumatic  injury  to  sound  natural  teeth,  the jaw bone or surrounding tissue; and treatment for tumors and cysts requiring pathological examination of specimens removed from the jaws, cheeks, lips, tongue, roof and floor of the mouth.

         K.       Shock Trauma professional services.

II. Preventive Care Benefits (Including Any Non-Surgical Outpatient Facility Costs Associated With These Services)

         A. Prenatal care in conjunction with the benefit and services for pregnancy as described in Section V.

         B.       Well-baby care visits in a Physician's office.

         C. Periodic health appraisal examination including all tests routinely made in connection with such examinations which shall include all ancillary services authorized by the Physician in performance of this examination. Health appraisal examinations which are not medically necessary are not covered, such as for the purposes of continuing or obtaining employment, insurance, governmental licensure, school admissions, or for participation in sports activities.

         D. Pediatric and adult immunizations in accordance with the recommendations of the American Academy of Pediatrics, the United States Public Health Service, or as required by HMO policy (injectable materials and professional service).

         E. All injectable drugs normally administered in a Physician's office, including but not limited to Immunizations, Biological Sera and Chemotherapeutics.

         F. Ear examinations for determining the need for hearing correction for a Member.

         G. Infertility services (including artificial insemination) including testing, appropriate medical advice, instruction and treatment to correct any physical abnormality or illness discovered as a result of investigation into the cause of infertility in accordance with accepted medical practice.

         H. Voluntary family planning services, including counseling, examinations, and implantation of birth control devices including the cost of those devices.

         I.       Sterilization by bilateral vasectomy and tubal ligation.

III.     Outpatient Services

         A. The following outpatient services when provided in connection with ambulatory surgery.

                  1. Intensive care services and special duty nursing when prescribed and medically necessary.

                  2. Surgical and anesthetic supplies furnished by the facility as a regular service.

                  3. Ancillary services when medically necessary, including laboratory, pathology, radiology, physical therapy, radiation therapy, inhalation and respiratory therapy.

                  4. Oxygen, drugs, medications and biologicals as prescribed.

                  5. Short-term rehabilitation and physical therapy services as described in I.H., above.

                  6.       Coordinated discharge planning services.

                  7.       Administration of blood and blood plasma.

         B.       Other Services

                  1. Professional fees for abortions performed in a hospital outpatient facility. The HMO is responsible for the total costs of abortions performed in a free-standing facility.

IV.      Patient Care Education Services

         Upon request of the Member, the following educational and referral services:

         A.       Referral to adoption agencies.

         B.       Family planning information.

         C.       Information on personal health behavior.

         D. Information to assist Members to make appropriate use of health care services.

         E.       Referral to other appropriate medical social services.

         F. Referral to appropriate ancillary services for the abuse of or addiction to alcohol and drugs.

V. Pregnancy and Maternity Care (Including Any Non-Surgical Outpatient Facility Costs Associated With These Services)

         Services and benefits including prenatal care for any condition arising from pregnancy or resulting childbirth and any complications thereof, including therapeutic abortion, miscarriage, delivery, antepartum and postpartum care, and pediatric care of the newborn infant and such other newborn care as medically necessary. This includes the services provided by a nurse midwife.

VI.      Emergency In-Area

         Emergency Services means those health care services that are provided in a hospital emergency facility after the sudden onset of a medical condition that manifests itself by symptoms of sufficient severity, including severe pain, that the absence of immediate medical attention could reasonably be expected by a prudent layperson, who possesses an average knowledge of health and medicine, to result in:

                  1.       Placing the patient's health in serious jeopardy;
                  2.       Serious impairment to bodily functions; or
                  3.       Serious dysfunction of any bodily organ or part.

         In consideration of the capitation payments set forth in Attachment B, IPA shall provide or make available Health Care Services for the treatment of emergency conditions on a 24-hours-a-day, 7-days-a-week basis. The IPA will be financially responsible for those emergency services that are provided in the Service Area (See Attachment A) and the IPA has preauthorized, authorized at the time of Member's access to care or would have authorized the service in the normal course of events based upon a retrospective review in accordance with HMO procedures. The IPA is financially responsible for the facility and professional charges except when a Member is directly and immediately admitted to the hospital following an emergency department visit, in which case the emergency room facility charge shall be deemed to be inpatient charges and shall not be the financial responsibility of the IPA. The IPA is financially responsible for any differential between a Member's office and emergency copay when the emergency room encounter results from a lack of coverage on the IPA's part as required by this Agreement.

VII.     Optional Benefits and Services

         Certain optional health services may be purchased from HMO for an increased premium. If agreed to by IPA, such optional services will be rendered without charge except for applicable copayments. If IPA agrees to provide one or more optional services, HMO will pay IPA an agreed-upon capitation rate for each Member entitled to receive such optional service(s). In the event IPA and HMO agree upon one or more optional services, such agreement shall be in writing signed on behalf of the parties hereto and shall be attached hereto and incorporated herein.

VIII.   Referrals for Psychiatric Care and Care for Alcohol and Drug Addiction

         IPA shall provide appropriate referrals for specialty psychiatric care and treatment for Alcohol and Drug Addiction.

IX.      Braces and Splints

         Braces,  defined as a device to support a body part  through a range of
         normal   motion.   A  brace  is  provided  only  under  the  Prosthetic
         Devices/Durable Medical Equipment Rider.

         Splints, defined as fitted devices which restrict normal motion.

         Covered splints include:

         A. Splints necessary for post-operative healing which are applied by a physician during the immediate post-operative period.

         B. Splints that are molded, fitted and supplied by a physician in his or her office.

         See Paragraph XI of this Attachment C for a copy of the responsibility matrix detailing examples of these items.

X.       Cardiac Surgery

         The following services are to be provided exclusively by University of Maryland Medicine:

                  Cardiac Catheterization (CATH)
                  Percutaneous Transluminal Coronary Angioplasty (PTCA) Coronary Artery Bypass Graft (CABG)

         The HMO will adjudicate these claims and charge the IPA for the physician component via capitation reduction. The costs remaining which the HMO pays will be included in the UIS Pool. The amounts associated with these services will be provided by the HMO separate from this document.

         Note: This Section X will be amended to reflect the impact fo the new University of Maryland Cardiac Services arrangement.

                                  ATTACHMENT D

                           IPA REPORTING REQUIREMENTS


IPA agrees to provide the following information and reports to the HMO within the indicated time frames.

1. Quarterly internally prepared Income Statement and Balance Sheet within thirty (30) days of the close of the fiscal period, except for the second quarter which will be within sixty (60) days.

2. Year End internally prepared Financial Statements and Balance Sheet within sixty (60) days of the close of the fiscal year.

3. Audited Financial Statements, notes and opinions within fifteen (15) days of receipt of the statements from the audit firm.

4. Quarterly updates of Physician Listings must be provided to HMO within fourteen (14) days of the quarter's end.

5.       Peer Review Committee minutes must be forwarded to HMO within thirty
         (30) days of the date of the meeting.

6. Reports containing ambulatory encounter data shall be provided to HMO in a mutually acceptable format and within established time frames. IPA agrees to make original ambulatory encounter forms available for inspection by HMO during normal business hours upon reasonable request.

7. Reports required to comply with Section 19-713.2 of the Maryland Health Maintenance Organization Act.

                                  ATTACHMENT E


                               GRIEVANCE PROCEDURE


                                (To be Inserted)

                                  ATTACHMENT F

                              ROSTER OF PHYSICIANS


                            (To be Supplied by IPA)

                                  ATTACHMENT G

                        FACILITIES AND HOURS OF OPERATION

                             (To be Supplied by IPA)

                                  ATTACHMENT H

[INTENTIONALLY OMITTED - NOT PART OF AGREEMENT]

                                  ATTACHMENT I

                LIST OF CONSULTANT/SPECIALTY REFERRAL PHYSICIANS

                            (To be Provided by IPA)

                                  ATTACHMENT J

                           QUALITY ASSURANCE PLAN AND
                      QUALITY ASSURANCE SERVICE STANDARDS

                                  ATTACHMENT K

               PERFORMANCE STANDARDS AND NON-COMPLIANCE PENALTIES



PERFORMANCE STANDARD                             PENALTY

Emergency Care -- 100% access at all
times of day or night, seven (7) days
a week, including holidays                       $100/occurrence

Claims Payments -- 90% of all claims
shall be adjudicated and paid within             $1500/day in excess
fourteen (14) days of receipt                    of 14 days per claim

Claims Payments -- 99% of all claims
shall be adjudicated and paid within             $2000/day in excess
thirty (30) days of receipt                      of 30 days per claim

Reports -- all encounter reports shall
be furnished in their entirety, on
time, and in format acceptable to
the HMO                                          $2000/day/report

                                  ATTACHMENT L

                LIST OF HMO CONTRACTED PROVIDERS AND FACILITIES